Exhibit 99.1

Sears Holdings Corporation Board of Directors Approves the Separation of its Lands’ End Business and Establishes March 24, 2014 as the Record Date for the Pro-Rata Distribution of Shares of Lands’ End, Inc. Common Stock

HOFFMAN ESTATES, Ill., March 14, 2014 — Sears Holdings Corporation (NASDAQ: SHLD) today announced that its board of directors approved the separation of its Lands’ End business by means of a pro-rata spin-off transaction.

To effect the spin-off, Sears Holdings will distribute all of the outstanding shares of common stock of Lands’ End, Inc. (“Lands’ End”) on a pro rata basis to holders of Sears Holdings common stock, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of shares. These cash awards will be subject to vesting requirements.

The distribution will be made to Sears Holdings’ stockholders of record as of 5:30 p.m. Eastern time on March 24, 2014, the record date for the distribution. The distribution is expected to occur on April 4, 2014.

In the distribution, Sears Holdings stockholders will receive 0.300795 shares of Lands’ End common stock for each share of Sears Holdings common stock held as of 5:30 p.m. Eastern time on the record date. Fractional shares of Lands’ End common stock will not be distributed. Instead, fractional shares that Sears Holdings stockholders would otherwise have been entitled to receive after application of the foregoing ratio will be aggregated and sold in the public market by the distribution agent. The aggregate cash proceeds of these sales, net of brokerage fees and other expenses, then will be distributed pro rata to those stockholders who otherwise would have been entitled to receive fractional shares.

Following the spin-off, Sears Holdings will continue to be listed on the NASDAQ Global Select Market under the symbol “SHLD,” while Lands’ End expects to list its common stock on the NASDAQ Capital Market under the symbol “LE.”

We expect that, from a date determined by NASDAQ through the distribution date, there will be two markets in Sears Holdings common stock: a “regular-way” market and an “ex-distribution” market. Sears Holdings common stock that trades on the regular-way market will trade with an entitlement to shares of Lands’ End common stock on the distribution date. Sears Holdings common stock that trades on the ex-distribution market will trade without an entitlement to shares of Lands’ End common stock on the distribution date.

We expect that entitlements to the shares of Lands’ End common stock being distributed in the spin-off will also begin trading on a “when-issued” market on NASDAQ from a date determined by NASDAQ through the distribution date, after which time all shares of Lands’ End common stock and Sears Holdings common stock will be traded on a regular settlement basis, or “regular-way” market.

Following the spin-off, Lands’ End will be a publicly traded company independent from Sears Holdings, and Sears Holdings will not retain any Lands’ End common stock.

The distribution is subject to the satisfaction or waiver of a number of conditions described in the registration statement filed by Lands’ End with the Securities and Exchange Commission (“SEC”). Sears Holdings also reserves the right to withdraw and cancel the distribution if, at any time prior to the distribution date, the board of directors of Sears Holdings determines, in its sole discretion, that the distribution is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the distribution.

In connection with the spin-off, Lands’ End is pursuing an asset-based senior secured revolving credit facility, which would provide for maximum borrowings of approximately $175 million with a letter of credit sub-limit, and a senior secured term loan facility of approximately $515 million. We expect that the proceeds of the Term Loan Facility will be used to pay a $500 million dividend to a subsidiary of Sears Holdings immediately prior to consummation of the spin-off and to pay fees and expenses associated with the foregoing facilities of $15 million.

When available, copies of the information statement relating to the proposed spin-off may be obtained from Georgeson Inc., by calling (800) 868-1391 (toll-free) or by sending an email to landsend@georgeson.com.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. No action is required by Sears Holdings stockholders in order to receive shares of Lands’ End common stock in the distribution. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains forward-looking statements about our expectations for the spin-off of our Lands’ End business, including the intended structure and timing of the transaction. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability of Lands’ End to enter into the senior secured revolving credit facility and the senior secured term loan facility on favorable terms or at all; the extent to which we are able to complete the transaction on terms that are favorable to us, on the intended timetable or at all; the length of any SEC review of the registration statement; and other factors that impact our business and results of operations. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with more than 2,400 full-line and specialty retail stores in the United States and Canada and the home of Shop Your WaySM, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com and mobile apps. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore®, Craftsman® and DieHard®, with a broad apparel offering, including such well-known labels as Lands’ End®, the Kardashian Kollection®, Jaclyn Smith® and Joe Boxer®, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation’s largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home® program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2013 Energy Star® “Partner of the Year—Sustained Excellence Award” for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | Facebook: http://www.facebook.com/SHCCareers.

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Sears Holdings Public Relations

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